                                                                     EXHIBIT 3.5


================================================================================






                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           WORLD COMMERCE ONLINE, INC.

                                       AND

                      INTERPRISE TECHNOLOGY PARTNERS, L.P.

                       AND THE OTHER PARTIES LISTED HEREIN




                                NOVEMBER 11, 1999




================================================================================

================================================================================

                                    CONTENTS

================================================================================

                                                                                                    PAGE
                                                                                                    ----
Section 1. Authorization and Closing..................................................................1
       1A. Authorization of the Stock.................................................................1
       1B. Purchase and Sale of the Stock.............................................................1
Section 2. Conditions of the Purchasers' Obligations..................................................2
       2A. Conditions to Closing......................................................................2
Section 3. Covenants..................................................................................3
       3A. Financial Statements and Other Information.................................................4
       3B. Inspection of Property.....................................................................5
       3C. Restrictions...............................................................................5
       3D. Affirmative Covenants......................................................................7
       3E. Current Public Information.................................................................8
       3F. Limited Preemptive Rights..................................................................8
       3G. Public Disclosures.........................................................................9
       3H. Hart-Scott-Rodino Compliance...............................................................9
       3I. Use of Proceeds............................................................................9
Section 4. Transfer of Restricted Securities..........................................................10
Section 5. Representations and Warranties of the Company..............................................10
       5A. Organization and Corporate Power...........................................................10
       5B. Capital Stock and Related Matters..........................................................11
       5C. Authorization; No Breach...................................................................11
       5D. Subsidiaries; Investments..................................................................12
       5E. Conduct of Business; Liabilities...........................................................12
       5F. Tax Matters................................................................................12
       5G. Litigation, etc............................................................................13
       5H. Brokerage..................................................................................13
       5I. Governmental Consent, etc..................................................................13
       5J. ERISA......................................................................................13
       5K. Compliance with Laws.......................................................................14
       5L. Merger with WCO-Nevada.....................................................................14
       5M. Disclosure.................................................................................14
       5N. Closing Date...............................................................................15
Section 6. Definitions................................................................................15
Section 7. Miscellaneous..............................................................................19
       7A. Expenses...................................................................................19
       7B. Remedies...................................................................................19
       7C. Purchasers'Investment Representations......................................................19
       7D. Consent to Amendments......................................................................20
       7E. Survival of Representations and Warranties.................................................20
       7F. Successors and Assigns.....................................................................21

       7G. Generally Accepted Accounting Principles...................................................21
       7H. Severability...............................................................................21
       7I. Counterparts...............................................................................21
       7J. Descriptive Headings; Interpretation.......................................................21
       7K. Governing Law..............................................................................22
       7L. Notices....................................................................................22
       7M. Rights.....................................................................................23
       7N. Amendments.................................................................................23
       7O. Several Obligations........................................................................23

LIST OF EXHIBITS AND SCHEDULES

Purchase Schedule
Schedule of Exceptions
Schedule 2A(vii)(d)     Form of Opinion of Counsel to the Company
Schedule 3I             Use of Proceeds
Exhibit A-1      --     Certificate of Designation
Exhibit A-2      --     Articles of Incorporation
Exhibit A-3      --     Bylaws
Exhibit B        --     Registration Rights Agreement
Exhibit C        --     Agreement of Merger

================================================================================

                            STOCK PURCHASE AGREEMENT

================================================================================


                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of November 11, 1999, by and among WORLD COMMERCE ONLINE, INC., a Delaware corporation (the "COMPANY"), INTERPRISE TECHNOLOGY PARTNERS, L.P., a Delaware limited partnership ("INTERPRISE"), and the other Persons identified on the signature pages attached hereto or selected by Interprise and added to the signature pages prior to Closing (together with Interprise, the "PURCHASERS"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.

                  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

                  SECTION 1.  AUTHORIZATION AND CLOSING.

                  1A. AUTHORIZATION OF THE STOCK. The Company shall authorize the issuance and sale to the Purchasers of up to 5,110,000 shares of its Series B Convertible Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), having the rights and preferences set forth on the form of certificate of designation attached hereto as Exhibit A-1 (the "CERTIFICATE OF DESIGNATION").

                  1B. PURCHASE AND SALE OF THE STOCK.

                  (i) At the Closing (as defined below), the Company shall sell to the Purchasers and, subject to the terms and conditions set forth herein, Purchasers shall purchase from the Company, a minimum of 1,250,000 and a maximum of 5,000,000 shares of Preferred Stock at a price of $4.00 per share, in such amounts and to such Purchasers as set forth in the Purchase Schedule attached hereto and as amended according to Section 1B below.. The closing of the purchase and sale of the Preferred Stock pursuant hereto (the "CLOSING") shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004-1109 at 10:00 a.m. on December 15, 1999 or such other time and date as agreed in writing by Interprise and the Company. At the Closing, after the purchase and sale of the Preferred Stock pursuant hereto, the Company shall deliver to each Purchaser stock certificates evidencing the Preferred Stock to be purchased by such Purchaser, registered in such Purchaser's name, upon payment of the purchase price thereof by check, cancellation of indebtedness or wire transfer of immediately available funds to such account as is designated by the Company. In the event that payment by a Purchaser is made, in whole or in part, by cancellation of indebtedness, then such Purchaser shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company. In addition, the Company shall deliver to any Purchaser choosing to pay any part of the purchase price of the Preferred Stock by cancellation of indebtedness, a check in the amount of any interest accrued on such indebtedness through the Closing.

                  (ii) It is understood and agreed that prior to the Closing, Interprise may select and add Purchasers (and their respective amounts) to the Purchase Schedule and may increase the amount of Interprise's investment in the Purchase Schedule, provided that the maximum number of shares of Preferred Stock in the Purchase Schedule shall be 5,000,000.

                  SECTION 2. CONDITIONS OF THE PURCHASERS' OBLIGATIONS.

                  2A. CONDITIONS TO CLOSING. The obligation of the Purchasers to purchase and pay for the Preferred Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

                           (i) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed all of the covenants required to be performed by it hereunder prior to the Closing.

                           (ii) ARTICLES OF INCORPORATION; BYLAWS. The Company's articles of incorporation, together will all amendments thereto, the Certificate of Designation, and any other certificates of designation or other similar documents, including but not limited to the Amended and Restated Certificate of Designations of Series A Preferred Stock, or instruments filed with the Secretary of State of Delaware (collectively, the "ARTICLES OF INCORPORATION") shall be in form and substance set forth in Exhibit A-2 hereto, shall be in full force and effect under the laws of Delaware as of the Closing and shall not have been amended or modified. The Company's bylaws (the "BYLAWS") shall be in form and substance set forth in Exhibit A-3 hereto, shall be in full force and effect under the laws of Delaware as of the Closing, and shall not have been amended or modified.

                           (iii) REGISTRATION AGREEMENT. The Company, the Purchasers and all parties to the Registration Rights Agreement by and between World Commerce Online, a Nevada corporation ("WCO-NEVADA"), Interprise, and the other persons listed therein dated March 30, 1999 shall have entered into a registration rights agreement in form and substance set forth in Exhibit B attached hereto (the "REGISTRATION AGREEMENT"), and the Registration Agreement shall not have been amended or modified, and shall be in full force and effect as of the Closing.

                           (iv) CONSENTS AND APPROVALS. The Company shall have received or obtained all third-party and governmental and regulatory consents and approvals necessary for the consummation of the transactions contemplated hereby.

                           (v) COMPLIANCE WITH APPLICABLE LAWS. The sale of Preferred Stock to the Purchasers hereunder shall not be prohibited by any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Company is subject.

                           (vi) FEES AND EXPENSES. The Company shall have reimbursed Interprise for its fees and expenses as provided in Section 7A hereof.

                           (vii) CLOSING DOCUMENTS. The Company shall have delivered to Interprise all of the following documents:

                                    (a) an Officer's Certificate, dated the date
                  of the Closing, stating that the conditions specified in Sections 2A(ii) through 2A(vi), inclusive, have been fully satisfied;

                                    (b) certified copies of the resolutions duly
                  adopted by the Company's board of directors (its "BOARD") authorizing the execution, delivery, and performance of this Agreement, the Registration Agreement, and each of the other agreements contemplated hereby, the filing of the Certificate of Designation referred to in Section 1A, the issuance and sale of the Preferred Stock and the consummation of all other transactions contemplated by this Agreement;

                                    (c) certified copies of (1) the Certificate
                  of Designation; (2) the Articles of Incorporation; and (3) the Company's Bylaws, each as in effect at the Closing; and

                                    (d) the opinion, addressed to the
                  Purchasers, of Greenberg Traurig, P.A., counsel for the Company, dated the date of the Closing, in the form attached hereto as Schedule 2A(vii)(d).

                                    (e) such other documents relating to the
                  transactions contemplated hereby as Interprise or its counsel may reasonably request.

                            (viii) ABSENCE OF ADVERSE CHANGES. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of the Company.

Any condition specified in this Section 2 may be waived only if such waiver is set forth in a writing executed by Interprise.


                  SECTION 3. COVENANTS. As an inducement to enter into the transactions contemplated by this Agreement, the Company hereby covenants to undertake the obligations set forth in this Section 3. The covenants set forth in Sections 3A through 3D below, shall, however, terminate upon the consummation of a Qualified Public Offering.

                  3A. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company shall deliver to Interprise, each holder of at least fifteen percent (15%) of the Purchaser Preferred and each holder of at least fifteen percent (15%) of the Purchaser Common:

                           (i) as soon as available but in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, all prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;

                           (ii) accompanying the financial statements referred to in Section 3A(i), an Officer's Certificate stating that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

                           (iii) within ninety (90) days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by: (a) with respect to the consolidated portions of such statements (except with respect to budget data), an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized standing reasonably acceptable to Interprise; and (b) a copy of such firm's annual management letter to the Board;

                           (iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

                           (v) at least thirty (30) days before the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within thirty (30) days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer's Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

                           (vi) promptly (but in any event within five (5) business days) after the discovery or receipt of notice of any default under any material agreement to which the Company or any of its Subsidiaries is a party or any other event or circumstance affecting the Company or any of its Subsidiaries which is reasonably likely to have a material adverse effect on the financial condition, operating results, assets, operations, or business prospects of the Company or any of its Subsidiaries (including the filing of any material litigation against the Company or any of its Subsidiaries or the existence of any material dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto; and

                           (vii) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this
         Section 3A may reasonably request.

Each of the financial statements referred to in Sections 3A(i) and (iii) shall be consistent with the books and records of the Company (which in turn shall be accurate and complete in all respects) and in accordance with GAAP applied on a consistent basis shall present fairly the financial condition and results of operation of the Company and its Subsidiaries as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

                  3B. INSPECTION OF PROPERTY. The Company shall permit Interprise, each holder of at least fifteen percent (15%) of the Purchaser Common, and each holder of at least fifteen percent (15%) of the Purchaser Preferred, or the representatives of any such Person, upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to: (i) visit and inspect any of the properties of the Company and its Subsidiaries; (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom; and (iii) discuss the affairs, finances, and accounts of any such corporations with the directors, officers, key employees, and independent accountants of the Company and its Subsidiaries; provided that the Company shall have the right to have its chief financial officer present at any meetings with the Company's independent accountants.

                  3C. RESTRICTIONS. Without the prior written consent of Interprise, the Company shall not and shall not commit to:

                           (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities, other than payments of dividends on, or redemption payments in respect of, the Preferred Stock pursuant to the Articles of Incorporation;

                           (ii) except pursuant to this Agreement, directly or indirectly redeem, purchase, or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase, or otherwise acquire, any of the Company's or any Subsidiary's equity securities (including, without limitation, warrants, options, and other rights to acquire equity securities);

                           (iii) except as expressly contemplated by this Agreement, authorize, issue, sell, or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its Subsidiaries to authorize, issue, sell, or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities or debt securities with equity features or securities exercisable or convertible into equity securities or debt securities with equity features;

                           (iv) merge or consolidate with any Person or permit any of its Subsidiaries to merge or consolidate with any Person (other than a wholly owned Subsidiary);

                           (v) sell, lease, or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, or otherwise dispose of, more than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

                           (vi) liquidate, dissolve, or effect, or permit any of its Subsidiaries to liquidate, dissolve, or effect, a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into partnership form);

                           (vii) acquire, or permit any of its Subsidiaries to acquire, any interest in any business (whether by a purchase of assets, purchase of stock, merger, or otherwise), or enter into any joint venture, in excess of $100,000;

                           (viii) enter into, or permit any of its Subsidiaries to enter into, the ownership, active management, or operation of any business that is materially different from the businesses in which the Company and its Subsidiaries were engaged on the date of this Agreement;

                           (ix) enter into, amend, modify, or supplement or permit any of its Subsidiaries to enter into, amend, modify, or supplement any agreement, transaction, commitment, or arrangement with any of its or any of its Subsidiaries' officers, directors, or senior executive employees;

                           (x) create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, Indebtedness or other non-ordinary course liabilities exceeding the amounts approved therefor by the Board in the annual budget;

                           (xi) make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a wholly-owned Subsidiary), except for: (a) reasonable advances to employees in the ordinary course of business; and (b) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc.;

                           (xii) except as expressly contemplated by this Agreement, make any amendment to the Articles of Incorporation or the Company's bylaws, or file any resolution of the Board or certificate of designation with the Secretary of State of Delaware;

                           (xiii) make any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding $100,000, except as permitted by any budget approved by the Board;

                           (xiv) hire, terminate, suspend, promote or demote any senior executive employee of the Company or any of its Subsidiaries;

                           (xv) enter into, or cause any Subsidiary to enter into, any agreement which would (under any circumstances) restrict the Company's or any of its Subsidiaries' right or ability to perform the provisions of this Agreement or any of the other agreements or instruments contemplated hereby or to conduct its business as currently conducted or as proposed to be conducted at any time; or

                           (xvi) approve any business plan or annual budget of the Company or any of its Subsidiaries for any fiscal year.

                  3D. AFFIRMATIVE COVENANTS. Unless the Company obtains the prior written consent of Interprise, the Company shall, and shall cause each Subsidiary to:

                           (i) comply with all applicable laws, rules, and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations, or business prospects of the Company and its Subsidiaries taken as a whole, and pay and discharge when payable all Taxes, assessments, and governmental charges (except to the extent the same are being contested in good faith and adequate reserves therefor have been established);

                           (ii) enter into and maintain appropriate non-disclosure, noncompete, and non-solicitation agreements with its key employees; and

                           (iii) cause any agreement entered into by the Company or any Subsidiary after the date hereof which provides for the sale of capital stock of the Company (or the capital stock of any Subsidiary of the Company) to, or employment of, a senior management to be in form and substance substantially similar to the draft of such agreement reviewed and approved by Interprise.

                  3E. CURRENT PUBLIC INFORMATION. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable: (i) such holders to sell Restricted Securities pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission; or (ii) the Company to be eligible to register its securities pursuant to a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements. Until such time as the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it by the National Association of Securities Dealers, Inc., or any affiliate thereof (the "NASD"), and shall comply with all rules and requirements of the NASD which are applicable to the Company, and shall Comply with all rules and regulations adopted by the Securities and Exchange Commission which apply to the Company's current status as a "publicly traded company" on the NASD "bulletin board" system.

                  3F. LIMITED PREEMPTIVE RIGHTS.

                           (i) Except for the issuance of Stock or any
securities containing options or rights to acquire any shares of Stock: (a) to employees, consultants, officers, or directors of the Company or an Affiliate thereof pursuant to arrangements approved by the Board; (b) in connection with acquisitions approved by the Board; (c) in connection with financing transactions approved by the Board; or (d) pursuant to a public offering registered under the Securities Act, if the Company at any time after the Closing and prior to the consummation of the earlier of a Sale of the Company or Qualified Public Offering authorizes the issuance or sale of any shares of any class of capital stock or any securities containing options or rights to acquire any shares of any class of capital stock ("OPTIONS") (other than as a dividend or distribution on outstanding shares of capital stock), then the Company shall first offer to sell to each holder of Purchaser Stock a portion of such capital stock or Options equal to the quotient determined by dividing (1) the number of shares of Common Stock held by such holder, assuming the conversion of all shares of all series of Preferred Stock by (2) the total number of shares of Common

         Stock outstanding immediately before such issuance assuming all shares of all classes of Preferred Stock were converted. Each holder of Purchaser Stock shall be entitled to purchase all or any portion of such capital stock or Options at the most favorable price and on the most favorable terms as such capital stock or Options are to be offered to any other Persons.

                           (ii) In order to exercise its purchase rights hereunder, a holder of Purchaser Stock must within fifteen (15) days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms, and such holder's percentage allotment deliver a written notice to the Company describing its election hereunder. If all of the capital stock and Options offered to the holders of Purchaser Stock is not fully subscribed by such holders, then the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights within five (5) days after receipt of such reoffer.

                           (iii) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the holders of Purchaser Stock have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any stock or securities offered or sold by the Company after such ninety (90) day period must be reoffered to the holders of Purchaser Stock pursuant to the terms of this paragraph.

                           (iv) Nothing contained in this paragraph 3F shall be deemed to amend, modify, or limit in any way the restrictions on the issuance of shares of stock set forth in paragraph 3C hereof or elsewhere in this Agreement, in the Articles of Incorporation, or in any other agreement to which the Company is bound.

                  3G. PUBLIC DISCLOSURES. The Company shall not, nor shall it permit any of its Subsidiaries or other Affiliates to, disclose Interprise's (or its Affiliates') name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of Interprise, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case, before making such disclosure the Company shall give written notice to Interprise describing in reasonable detail the proposed content of such disclosure and shall permit Interprise to review and comment upon the form and substance of such disclosure.

                  3H. HART-SCOTT-RODINO COMPLIANCE. In connection with any transaction in which the Company, or any Subsidiary is involved which is required to be reported under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the "HSR ACT"), the Company, or any such Subsidiary, shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice which may be required to comply with the HSR Act, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings, in connection with the transactions contemplated thereby. The Company, or any such Subsidiary, shall take all reasonable actions and shall file and use reasonable best efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the subject transaction.

                  3I. USE OF PROCEEDS. The Company shall us the proceeds of the issuance and sale of the Preferred Stock solely as provided in Schedule 3I.

                  SECTION 4. TRANSFER OF RESTRICTED SECURITIES. Each Purchaser acknowledges that the Restricted Securities are transferable only pursuant to:
(a) public offerings registered under the Securities Act; (b) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule or rules are available; and (c) any other legally available means of transfer. In connection with the transfer of any Restricted Securities (other than a transfer described in clauses (a) or (b) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer. In addition, upon the request of Interprise, the Company shall promptly supply to Interprise or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As a material inducement to the Purchasers to enter into this Agreement and purchase the Stock, the Company hereby represents and warrants to the Purchasers that, except as expressly set forth on the Schedule of Exceptions attached hereto:

                  5A. ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations, or business prospects of the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted, and to carry out the transactions contemplated by this Agreement and by the Agreement of Merger. The copies of the Company's Articles of Incorporation and Bylaws, and the copies of the articles of incorporation and bylaws (or other similar organizational documents) of each Subsidiary of the Company, which have been furnished to Interprise's counsel, reflect all amendments made thereto at any time before the Applicable Date and are correct and complete.

                  5B. CAPITAL STOCK AND RELATED MATTERS.

                           (i) The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 4,250,000 are designated as Series A Convertible Preferred Stock, par value $.001 per share. Immediately prior to the Closing, the authorized capital stock of the Company shall consist of 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 4,250,000 shall be designated as Series A Convertible Preferred Stock, par value $.001 per share, and of which 5,110,000 shares shall be designated as Series B Convertible Preferred Stock, par value $.001 per share. The Company has, and immediately prior to the Closing shall have, 15,305,000 shares of Common Stock and 4,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. Except for such issued and outstanding shares, the Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans other than pursuant to, and as contemplated by, this Agreement. The Company is not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options, or other rights to acquire its capital stock, except pursuant to this Agreement and its Certificate of Incorporation. All of the outstanding shares of the Company's capital stock are and shall be validly issued, fully paid, and nonassessable.

                           (ii) Except as set forth in the Stock Purchase Agreement by and between WCO-Nevada and Interprise dated March 30, 1999, there are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of any of the Stock hereunder, except as expressly provided herein. Based in part on the investment representations of the Purchasers in Section 7C hereof, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale, or issuance of any of its capital stock, and the offer, sale, and issuance of the Stock hereunder does not and will not require registration under the Securities Act or any applicable state securities laws. There are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

                  5C. AUTHORIZATION; NO BREACH. The execution, delivery, and performance of this Agreement, the Registration Agreement, and all other agreements contemplated hereby to which the Company is from time to time a party and the filing of the Articles of Incorporation and the filing of the Certificate of Designation have been duly authorized by the Company. This Agreement, the Registration Agreement, the Certificate of Designation, the Articles of Incorporation, and all other agreements contemplated hereby from time to time to which the Company or any Subsidiary is a party each constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, the Registration Agreement, and all other agreements contemplated hereby to which the Company is a party, the offering, sale, and issuance of the Stock hereunder, the Certificate of Designation, the Articles of Incorporation and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not: (i) conflict with or result in a breach of the terms, conditions, or provisions of; (ii) constitute a default under; (iii) result in the creation of any Lien, security interest, charge, or encumbrance upon the Company's capital stock or assets pursuant to;
(iv) give any third party the right to modify, terminate, or accelerate any obligation under; (v) result in a violation of; or (vi) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws of the Company, or any law, statute, rule, or regulation to which the Company is subject, or any agreement, instrument, order, judgment, or decree to which the Company or any of its Affiliates, or employees is a party or by which it or any of the foregoing Persons is bound.

                  5D. SUBSIDIARIES; INVESTMENTS. The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such security or interest, and the Company has never had any Subsidiary.

                  5E. CONDUCT OF BUSINESS; LIABILITIES. Other than the negotiation, execution and delivery of this Agreement, the Registration Agreement and the other agreements contemplated hereby and thereby, and except as has been disclosed or made available to Interprise, prior to the Closing, the Company (including WCO-Nevada prior to the consummation of the Merger) has not:
(i) conducted any business; (ii) incurred any material expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted); (iii) owned any material assets; (iv) entered into any material contracts or agreements; or (v) violated any laws or governmental rules or regulations.

                  5F. TAX MATTERS. The Company (including WCO-Nevada prior to the consummation of the Merger) has filed all tax returns (if any) which it is required to file under applicable laws and regulations; all such returns are complete and correct in all material respects; the Company (including WCO-Nevada prior to the consummation of the Merger) has paid all taxes due and owing by it and has withheld and paid over all taxes which it is obligated to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; the Company (including WCO-Nevada prior to the consummation of the Merger) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the assessment of any additional taxes for periods for which returns have been filed is not expected; no foreign, federal, state or local tax audits are pending or being conducted with respect to the Company (including WCO-Nevada), no information related to tax matters has been requested by any foreign, federal, state or local taxing authority and no notice indicating an intent to open an audit or other review has been received by the Company (including WCO-Nevada) from any foreign, federal, state or local taxing authority; and there are no unresolved questions or claims concerning the Company's (including WCO-Nevada's) tax liability. The Company (including WCO-Nevada prior to the consummation of the Merger) has not made an election under ss.341(f) of the IRC.

                  5G. LITIGATION, ETC. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company's knowledge, threatened against or affecting the Company (including WCO-Nevada) (or to the best of the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company (including WCO-Nevada) with respect to their business or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitations, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) which could have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company, taken as a whole; the Company (including WCO-Nevada) is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company's knowledge, any governmental investigations or inquiries; and, to the best of the Company's knowledge, there is no basis for any of the foregoing. The Company (including WCO-Nevada prior to the consummation of the Merger) is not subject to any judgment, order or decree of any court or other governmental agency. The Company (including WCO-Nevada) has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

                  5H. BROKERAGE. There are no claims for brokerage commissions, finders, fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys fees and out-of-pocket expenses) arising in connection with any such claim.

                  5I. GOVERNMENTAL CONSENT, ETC. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

                  5J. ERISA. The Company does not maintain or have any obligation to contribute to or any other liability with respect to or under (including but not limited to current or potential withdrawal, liability), nor has either of them ever maintained or had any obligation to contribute to or any other liability with respect to or under: (i) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare types benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law); (ii) any "mutliemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (iii) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated; (iv) any employee plan which is tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated; or (v) any other plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated. For purposes of this Section 5J, the term "Company" includes all organizations under common control with the Company pursuant to Section 414(b) or (c) of the IRC.

                  5K. COMPLIANCE WITH LAWS. The Company has not violated any law or any governmental regulation or requirement which violation would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company, and the Company has not received notice of any such violation (including violations by WCO-Nevada prior to the consummation of the Merger). Prior to the consummation of the Merger, WCO-Nevada did not violate any law or any governmental regulation or requirement which violation would reasonably be expected to have had a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of WCO-Nevada or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company, and WCO-Nevada did not receive notice of any such violation. The Company is not subject to any clean up liability, and the Company has no reason to believe it may become subject to any clean up liability, under any federal, state or local environmental law, rule or regulation.

                  5L. MERGER WITH WCO-NEVADA.

                           (i) The Company and WCO-Nevada have consummated the Merger, and the Merger was effective October 18, 1999.

                           (ii) Neither the Company nor WCO-Nevada materially breached or is in material breach of the Agreement of Merger.

                           (iii) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of or unwinding, voiding or nullifying the Merger was issued by any court of competent jurisdiction.

                           (iv) There is not pending or threatened any Legal Proceeding in which a Governmental Body or any of the stockholders of the Company or WCO-Nevada is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated in the Agreement of Merger; (b) relating to the Merger; or
         (c) which would materially and adversely affect the right of the Company to own the assets or operate the business of the Company.

                  5M. DISCLOSURE. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Company has not disclosed to the Purchasers in writing and of which any of its officers, directors or executive employees is aware and which has had or might reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company (including facts relating to WCO-Nevada prior to the consummation of the Merger).

                  5N. CLOSING DATE. The representations and warranties of the Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to the Purchasers shall be true and correct in all respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                  SECTION 6. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" of any particular person or entity means any other person or entity controlling, controlled by, or under common control with such particular person or entity.

                  "AFFILIATED GROUP" means an affiliated group as defined in
Section 1504 of the IRC (or any analogous combined, consolidated, or unitary group defined under state, local, or foreign income Tax law).

                  "COMMON STOCK" means the Company's common stock, par value $0.001 per share.

                  "GOVERNMENTAL BODY" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, office, official, ministry, organization, unit, body or entity and any court or other tribunal).

                  "INDEBTEDNESS" means all indebtedness for borrowed money (including purchase money obligations), all indebtedness under revolving credit arrangements, all capitalized lease obligations, and all guarantees of any of the foregoing, involving any amount or amounts in excess of $100,000.

                  "INVESTMENT" as applied to any Person means: (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities, or ownership interest (including partnership interests and joint venture interests of any other Person, and; (ii) any capital contribution by such Person to any other Person.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                  "LEGAL PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

                  "LIEN" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any of its Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect owner-ship by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                  THE "MERGER" means the merger of the Company with WCO-Nevada, pursuant to the Agreement and Plan of Merger by and between the Company and WCO-Nevada, attached hereto as Exhibit C (the "AGREEMENT OF Merger"), in which WCO-Nevada merged with and into the Company, such that the separate existence of WCO-Nevada ceased and the Company continued as the surviving corporation.

                  "OFFICER'S CERTIFICATE" means a certificate signed by the Company's President or its Chief Financial Officer, stating that: (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate; and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

                  "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

                  "PREFERRED STOCK" means the Company's Series B Convertible Preferred Stock, par value $0.001 per share.

                  "PURCHASER COMMON" means: (i) the Common Stock issued to Purchasers upon the conversion of the Preferred Stock; and (ii) any capital stock issued or issuable with respect to the Common Stock referred to in clause
(i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization. As to any particular shares of Purchaser Common, such shares shall cease to be

Purchaser Common when they have been: (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them; or (b) distributed to the public through a broker, dealer, or market maker pursuant to Rule 144 under the Securities Act (or any similar rule then in force).

                  "PURCHASER PREFERRED" means (i) the Preferred Stock issued to Purchasers hereunder; and (ii) any capital stock issued or issuable with respect to the Preferred Stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization. As to any particular shares of Purchaser Preferred, such shares shall cease to be Purchaser Preferred when they have been: (a) converted into Common Stock; (b) redeemed by the Company; (c) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them; or (d) distributed to the public through a broker, dealer, or market maker pursuant to Rule 144 under the Securities Act (or any similar rule then in force).

                  "PURCHASER STOCK" means the Purchaser Preferred and the Purchaser Common.

                  "QUALIFIED PUBLIC OFFERING" means an underwritten public offering of shares of Common Stock registered under the Securities Act in which the aggregate price paid by the public for such shares is at least $15 million. For purposes of this Agreement, a Qualified Public Offering shall be deemed to have occurred upon the effectiveness of the registration statement filed with respect to such offering, subject to any consequences under this Agreement of such Qualified Public Offering having been deemed to have occurred being reversed and nullified if the closing of the sale of such shares pursuant to such offering does not occur within ten business days after such effectiveness.

                  "RESTRICTED SECURITIES" means: (i) the Stock issued hereunder; and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with the conversion of stock, or in connection with combination of shares, recapitalization, merger, consolidation, or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have: (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them;
(b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act; or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in
Section 7C have been delivered by the Company in accordance with Section 7C. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 7C.

                  "SALE OF THE COMPANY" means: (i) any sale, transfer, or issuance or series of sales, transfers, and/or issuances of capital stock of the Company by the Company or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange
Act), other than the holders of Common Stock and Preferred Stock as of the Closing, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board; and (ii) any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                  "SECURITIES AND EXCHANGE COMMISSION" includes any governmental body or agency succeeding to the functions thereof.

                  "STOCK" means the Company's Preferred Stock and Common Stock.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. References to a "SUBSIDIARY" of the Company shall be given effect only at such times as the Company has one or more Subsidiaries.

                  "TAX" OR "TAXES" means any: (i) federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person (including, but not limited to, as a successor or transferee).

                  "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns, or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

                  SECTION 7. MISCELLANEOUS.

                  7A. EXPENSES. As an inducement for the general partner of Interprise to provide services to the Company in connection with the transactions contemplated hereby and as a further inducement for Interprise to consummate the transactions contemplated hereby, the Company agrees to pay to the general partner of Interprise a closing fee of $350,000, payable at the Closing. In addition, the Company shall reimburse Interprise for its reasonable fees and expenses (including its reasonable fees and expenses of its counsel and other advisors) which Interprise has incurred in connection with the transaction. In addition, the Company agrees to pay, and hold each of Interprise, the Purchasers and the other holders of Purchaser Stock harmless against liability for the payment of: (i) its reasonable fees and expenses (including its reasonable fees and expenses of its counsel and other advisors) arising in connection with the interpretation and enforcement of its rights under, this Agreement, the Registration Agreement, the other agreements contemplated hereby and thereby, the Articles of Incorporation and the Company's Bylaws, and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, reasonable fees and expenses arising with respect to any subsequent or proposed acquisitions, sales, mergers, or recapitalizations by the Company and its Subsidiaries); (ii) the reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Registration Agreement, the other agreements contemplated hereby, and thereby and the Articles of Incorporation and the Company's Bylaws; (iii) reasonable travel expenses and other reasonable out-of-pocket fees and expenses as have been or may be incurred by Interprise, its directors, officers and employees in connection with the transactions contemplated hereby (including, but not limited to, reasonable fees and expenses incurred in attending Company-related meetings); and (iv) stamp and other Taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery, or acquisition of any shares of Stock purchased hereunder.

                  7B. REMEDIES. Each holder of Stock issued hereunder shall have all rights and remedies set forth in this Agreement and the Articles of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

                  7C. PURCHASERS' INVESTMENT REPRESENTATIONS. Each Purchaser hereby represents that such Purchaser is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent such Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof.

Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ___________ __, 1999, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCK PURCHASE AGREEMENT, DATED AS OF NOVEMBER 11, 1999, BETWEEN THE ISSUER (THE "COMPANY") AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

         If the holder of the Restricted Securities delivers to the Company an opinion of qualified securities counsel reasonably acceptable to the Company that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, however, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in this Section 7C.

                  7D. CONSENT TO AMENDMENTS. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and when the Company has obtained the written consent of Interprise, unless or until Interprise no longer has any rights under this Agreement, at which time the Company need only obtain the written consent of a successor to the rights and obligations of Interprise. No other course of dealing between the Company and the holder of any Stock or any delay in exercising any rights hereunder or under the Articles of Incorporation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

                  7E. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, regardless of any investigation made by any Purchaser or on its behalf.

                  7F. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that this Agreement may not be assigned by the Company without the consent of Interprise. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for a Purchaser's benefit as a purchaser or holder of Stock are also for the benefit of, and enforceable by, any subsequent holder of such Stock. The rights and obligations of Interprise under this Agreement and the agreements contemplated hereby may be assigned by Interprise at any time, in whole or in part, to any investment fund managed by Miller Technology Management, L.P. or its Affiliates, or any successor thereto.

                  7G. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that, if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, then such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies. All numbers set forth herein which refer to share prices or numbers or amount will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares, and other recapitalizations affecting the subject class of stock.

                  7H. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  7I. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                  7J. DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word "INCLUDING" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification.

                  7K. GOVERNING LAW. The corporate law of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  7L. NOTICES. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, upon machine-generated acknowledgment of receipt after transmittal by facsimile, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid. Such notices, demands, and other communications shall be sent to the Purchasers and to the Company at the address indicated below:

                  If to the Company:

                           World Commerce Online, Inc.
                           9677 Tradeport Drive
                           Orlando, FL  32827
                           Attention:  Robert Shaw
                           Facsimile:  (407) 240-9228

                  with a copy (which shall not constitute notice) to:

                           Greenberg Traurig, P.A.
                           111 North Orange Avenue, 20th Floor
                           Orlando, FL 32801
                           Attention:  Jeffery A. Bahnsen
                           Facsimile:  (407) 420-5909

                  If to any Purchaser:

                           c/o Miller Technology Management, L.P.
                           1001 Brickell Bay Drive
                           30th Floor
                           Miami, FL  33131
                           Attention:  David R. Parker
                           Facsimile:  (305) 374-3317

                  with a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                           Attention: Mark A. Kass
                           Facsimile:  (202) 637-5910

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                  7M. RIGHTS. This Agreement shall not confer any rights or remedies upon any Person, other than the parties hereto and their respective heirs, successors, and permitted assigns.

                  7N. AMENDMENTS. Any reference contained herein to any agreement, instrument, or other document shall include any amendments or modifications made to such agreement, instrument, or other document made from time to time in accordance with the terms thereof, and if applicable, hereof.

                  7O. SEVERAL OBLIGATIONS. The obligations of the Purchasers hereunder shall be several obligations, and not joint and several obligations.





                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

                                       WORLD COMMERCE ONLINE, INC.



                                      By: /s/ Robert Shaw
                                          --------------------------------------
                                          Robert Shaw, Chief Executive Officer
                                          and President


                                      INTERPRISE TECHNOLOGY PARTNERS, L.P.



                                      By: /s/ David R. Parker
                                          --------------------------------------
                                          David R. Parker, Managing Principal

================================================================================

                                PURCHASE SCHEDULE

================================================================================

This Purchase Schedule relates to that certain Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of November 11, 1999, by and between Interprise Technology Partners, L.P. ("INTERPRISE") and World Commerce Online, Inc. (the "COMPANY"), and sets forth the Purchasers and their respective amounts of the Company's Series B Convertible Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"). Pursuant to Section 1B(ii) of the Purchase Agreement, prior to the Closing, Interprise may select and add Purchasers (and their respective amounts) to this Purchase Schedule and may increase the amount of Interprise's investment in the Purchase Schedule, provided that the maximum number of shares of Preferred Stock in the Purchase Schedule shall be 5,000,000. Purchases of the Preferred Stock shall be made subject to the terms and conditions set forth in the Purchase Agreement. Numbers set forth in this Purchase Schedule shall be equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations.

-------------------------------------------------------------------------------------------------------------------
PURCHASER                                 NUMBER OF SHARES OF PREFERRED   INVESTMENT IN SHARES OF PREFERRED STOCK
                                          STOCK                           (FOR INTERPRISE, INCLUDING PRINCIPAL OF
                                                                          BRIDGE LOAN TO BE CONVERTED AT CLOSING)
-------------------------------------------------------------------------------------------------------------------
Interprise                                1,250,000                       $5,000,000
-------------------------------------------------------------------------------------------------------------------
[INSERT]
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

================================================================================

                             SCHEDULE OF EXCEPTIONS

================================================================================

5D:               SUBSIDIARY; INVESTMENTS.

                  World Commerce Online - Floraplex, Inc., a Florida corporation, is a wholly-owned subsidiary of the Company.

                  FPN (Fresh Products Network) B.V., a Dutch Company, is a wholly-owned subsidiary of the Company.

                  World Commerce Online B.V., i.o., a Dutch Company being registered, will be a wholly-owned subsidiary of the Company.

5G:               LITIGATION, ETC.

                     The following lawsuits and/or judgments remain outstanding against World Commerce Online - Floraplex, Inc., f/k/a World Commerce Online, Inc., and f/k/a The Floral Foundation, Inc.

         1. VISBEEN FLORAL BV, vs. THE FLORAL FOUNDATION, INC., (Orange County) - Trade credit claim for $20,993.93 through October 17, 1996 plus interest. Suit filed but no adjudication. The vendor has already received a significant payment from its credit insurance company on this unpaid obligation.

         2. AABLO BV AALSMEER, vs. THE FLORAL FOUNDATION, INC., (Orange County) - Trade credit claim reduced to a judgment on March 14, 1997 in the amount of $10,728.62 plus interest. The vendor has already received a significant payment from its credit insurance company on this unpaid obligation.

         3. HOLEX FLOWER BV, vs. THE FLORAL FOUNDATION, INC., (Orange County) - Trade credit claim for $47,595.52 through December 31, 1997. Suit filed but no adjudication. Company paid the balance due after the vendor received a credit insurance payment for unpaid obligation.

5J:               ERISA.

                  Company provides and pays 100% of the premiums for the following benefits for employees, spouses, and children, through Team America, its Professional Employer Organization (PEO):

                  Health Insurance through:          United Health Care - USA   Policy No. 203318
                                                     P.O. Box 30555
                                                     Salt Lake City, Utah 84130
                                                     Tel: (877) 617-2273

                  Dental and Vision through:         Ameritas                   Policy No. 385191
                                                     Group Claim Office
                                                     P.O. Box 82520
                                                     Lincoln, NE 68501
                                                     Tel: (800) 487-5553 (Dental)
                                                     Tel: (800) 255-4931 (Vision)

                  Life Insurance through:            Guardian                   Policy No. G334759
                                                     Tel: (800) 627-4200

                  Company also has established bonus plans for the following employees:

                                                     Alex Middleton
                                                     Geno Valdes
                                                     Joanne Torres
                                                     Josh Leichter
                                                     Margie Carr
                                                     Marta Strickland
                                                     Mary Jo Williams
                                                     Mike Novelli
                                                     Peter Heath
                                                     Phillip Bogat
                                                     Rob Weber
                                                     Shawn Coker